EXHIBIT 21.1

Subsidiaries*

•Vertex Energy Operating, LLC, a Texas Limited Liability Company (wholly-owned)(“Vertex Operating”)
•Vertex Refining LA, LLC, a Louisiana Limited Liability Company (wholly-owned by Vertex Operating)
•Vertex Recovery Management, LLC, a Texas Limited Liability Company (wholly-owned)(“Vertex Recovery”)
•Vertex Recovery Management LA, LLC, a Louisiana Limited Liability Company (51% owned by Vertex Recovery Management, LLC and 49% owned by Industrial Pipe, Inc.)
•Vertex Splitter Corporation, a Delaware corporation (wholly-owned)
•Vertex Refining Myrtle Grove LLC, a Delaware Limited Liability Company (84.42% owned by Vertex Operating)
•HPRM LLC, a Delaware Limited Liability Company (35% owned by Vertex Operating)
•Crystal Energy, LLC ("Crystal") an Alabama Limited Liability Company (wholly-owned by Vertex Operating).

•Vertex Acquisition Sub, LLC, a Nevada Limited Liability Company (“Vertex Acquisition”) (wholly-owned by Vertex Operating)
•Leverage Lubricant, LLC ("Leverage"), is in the business of wholesale specialty blending of lubricants and warehousing and distribution of petroleum based products and related services, which entity is 51% owned by Vertex Operating.
Wholly-owned subsidiaries of Vertex Acquisition:
◦Cedar Marine Terminals, L.P., a Texas limited partnership
◦Crossroad Carriers, L.P., a Texas limited partnership
◦Vertex Recovery, L.P., a Texas limited partnership
◦H&H Oil, L.P., a Texas limited partnership

* Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Vertex Energy, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report. Inclusion in this list is not, however, a representation that the listed subsidiary is a “significant subsidiary.” The list above is as of March 11, 2022.